Exhibit 99.1

IDT Corporation Reports Third Quarter Fiscal Year 2018 Results

NEWARK, NJ — June 5, 2018: IDT Corporation (NYSE: IDT) reported a loss per share of $0.14 on revenue of $365.4 million for the third quarter of FY 2018, the three months ended April 30, 2018.

FINANCIAL HIGHLIGHTS

(3Q18 results are compared to 3Q17)

●	Revenue of $365.4 million compared to $370.0 million;

●	Loss from operations of $1.7 million including charges of $0.3 million for litigation related expenses and $3.7 million for severance, compared to a loss from operations of $6.5 million, including a charge of $10.2 million for a legal settlement;

●	Adjusted EBITDA* of $8.1 million compared to $9.1 million;

●	Loss per share of $0.14 compared to a loss per share of $0.21;

●	Non-GAAP EPS* of $0.07 compared to $0.12;

●	IDT has declared a dividend of $0.09 per share for 3Q18.

OPERATIONAL HIGHLIGHTS

●	The spin-off of Rafael Holdings to IDT stockholders was successfully completed on March 26, 2018 **.

●	As previously disclosed, IDT’s Chairman, Howard Jonas, has agreed to purchase 2.55 million shares of IDT Class B Common Stock from the company for $15 million subject to stockholder approval. The initial payment of $1.5 million was received on May 31, 2018;

●	net2phone® expanded its hosted PBX offering to Colombia following the quarter close. The provider of cloud-based communications solutions is growing well in both Brazil and Argentina after launching there in 2017;

●	The sale of IDT’s Gibraltar-based bank remains pending regulatory approval. There can be no assurance that the sale will be completed.

*Throughout this release, Adjusted EBITDA, non-GAAP EPS, and non-GAAP Net Income for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

** The spin-off did not meet the criteria to be reported as a discontinued operation and accordingly, Rafael Holdings’ assets, liabilities, results of operations and cash flows have not been reclassified.

REMARKS BY SHMUEL JONAS, CEO OF IDT CORPORATION

“The spin-off of Rafael Holdings in March marked another important step in our effort to maximize long-term stockholder value. Following the spin-off, we implemented a restructuring to reduce SG&A expense by over $2 million per quarter - offsetting potential reductions in gross profit generated by our mature retail and wholesale businesses while facilitating continued investment in our growth initiatives.

“Financial results this quarter were overall consistent with recent trends. Our revenue decrease was primarily the result of a loss of high volume but low margin wholesale carrier minutes and had no significant impact on our gross profit. Although our bottom line reflected $3.7 million in severance expense, overall it was good quarter. We were happy with the revenue growth generated by our early-stage business initiatives and the relative resilience of our core BOSS Revolution calling service.

“This quarter, we launched BOSS Revolution® Mobile with a compelling offer of just $5 per month per line and pay-only-for-what-you-use voice, messaging and data – capped at $39 per month. We have invested a significant amount of time and financial resources to develop our BOSS Revolution Mobile platform. We are hopeful that this substantial investment will pay off for our business.

“Our National Retail Solutions business continues to grow its retail point-of-sale terminal network adding about one thousand units this quarter. We also signed deals with large market research and advertising firms. Our POS network offers market research firms valuable insights into certain market segments, while our in-store screens tap into the large market for digital out-of-home advertising.

“Our BOSS Revolution online money transfer business continued its rapid growth and is now larger than our retailer-based transfer business and generating stronger margins. However, we continued to struggle with money transfer in retail stores. Our low fee pricing model that we recently introduced has not yet had the positive effect that we were hoping for.

“Finally, our net2phone cloud-based business communications service is growing impressively. Following the successful launches in Brazil and Argentina in 2017, net2phone expanded its offering to Colombia in May, and we plan to launch in Hong Kong and Mexico later this calendar year.”

3Q18 CONSOLIDATED RESULTS

(Results are for 3Q18 and compared to 3Q17 unless otherwise noted).

Results ($ in millions, except EPS)	3Q18	2Q18	3Q17	3Q18 - 3Q17 Change (%/$)
Revenue	$365.4	$395.9	$370.0	(1.2)%
Direct cost of revenue	$307.2	$337.2	$314.7	(2.4)%
Direct cost of revenue as a percentage of revenue	84.1%	85.2%	85.0%	(90) BP
SG&A expense	$50.1	$52.4	$46.2	+8.5%
Depreciation and amortization	$5.8	$5.7	$5.5	+5.9%
Severance expense	$3.7	$0.2	-	+$3.7
Other expense	$(0.3)	$(0.8)	$(10.2)	+$9.8
Loss from operations	$(1.7)	$(0.5)	$(6.5)	+$4.8
Adjusted EBITDA*	$8.1	$6.3	$9.1	$(1.0)
Net (loss) income attributable to IDT	$(3.5)	$1.5	$(4.8)	+$1.3
Diluted (loss) earnings per share	$(0.14)	$0.06	$(0.21)	+$0.07
Non-GAAP net income*	$1.8	$0.00	$2.8	$(1.0)
Non-GAAP EPS*	$0.07	$0.00	$0.12	$(0.05)

2

The net loss attributable to IDT in 3Q18 was $3.5 million or $0.14 per share compared to a net loss attributable to IDT of $4.8 million or $0.21 per share in 3Q17.

At April 30, 2018, following the spin-off of Rafael Holdings, IDT held $60.7 million in cash, cash equivalents and marketable securities. Current assets less current liabilities, exclusive of current assets and current liabilities held for sale, was negative $54.4 million. Rafael Holdings received $114.9 million in total net assets through the spin-off, including $42.3 million in cash, cash equivalents, and marketable securities.

Net cash provided by operating activities during 3Q18 was $11.5 million compared to net cash provided by operating activities of $1.3 million in 3Q17. In the same periods, capital expenditures were $5.0 million and $6.5 million, respectively.

3Q18 RESULTS BY SEGMENT

(Results are for 3Q18 and compared to 3Q17 unless otherwise noted).

Quarterly Results by Segment (in millions)	TPS		net2phone-UCaaS		All Other		Corporate
	3Q18	3Q17	3Q18	3Q17	3Q18	3Q17	3Q18	3Q17
Revenue	$356.4	$362.1	$9.1	$7.4	-	$0.6	-	-
Direct cost of revenue	$304.1	$311.8	$3.1	$2.9	-	-	-	-
SG&A expense	$41.4	$40.2	$5.5	$3.9	$0.7	$0.3	$2.5	$1.8
Depreciation and amortization	$4.2	$4.0	$1.2	$1.1	$0.4	$0.4	-	-
Severance expense	$3.6	-	-	-	-	-	$0.1	-
Income (loss) from operations	$3.1	$6.0	$(0.8)	$(0.5)	$(1.1)	$(0.1)	$(2.9)	$(11.9)
Adjusted EBITDA*	$10.9	$10.1	$0.5	$0.6	$(0.8)	$0.3	$(2.5)	$(1.8)

Telecom & Payment Services (TPS)

TPS is comprised of communications and payment offerings grouped in three broad verticals: Retail Communications, Wholesale Carrier Services and Payment Services. Effective 1Q18, TPS’ Retail Communications vertical also includes the results of IDT’s Consumer Phone Services (CPS) which had been previously reported as a separate segment. Effective 3Q18, TPS includes a small business that was previously reported in All Other. All comparative prior periods have been adjusted to conform to the current presentation. The TPS segment contributed 97.5% of IDT’s consolidated revenue in 3Q18 and 97.8% in 3Q17.

TPS’ 3Q18 revenue decreased 1.6% year-over-year to $356.4 million as declines in both Retail Communications’ and Wholesale Carrier Services’ revenues were partially offset by a strong increase in Payment Services’ revenue. When comparing sequential quarterly results, note that the third quarter had three fewer days (3.3%) than the second quarter.

3

TPS’ Revenue by Business Vertical ($ in millions)	3Q18	2Q18	3Q17	3Q18 - 3Q17 % Change in Revenue	3Q18-3Q17 % Change in Minutes of Use	3Q18 Revenue as % of all TPS
Retail Communications	$142.0	$145.2	$149.9	(5.3)%	(15.9)%	39.8%
Wholesale Carrier Services	$144.2	$172.5	$152.1	(5.2)%	(13.3)%	40.5%
Payment Services	$70.2	$69.4	$60.1	+17.0%	N/A	19.7%
Total TPS	$356.4	$387.1	$362.1	(1.6)%	(13.9)%	100.0%

Retail Communications: IDT’s flagship BOSS Revolution calling service – which accounted for over 90% of Retail Communications’ revenue in 3Q18 - continued to be negatively impacted by persistent, market-wide trends including the proliferation of unlimited calling plans offered by wireless carriers and MVNOs, increasing penetration of free and paid over-the-top voice and messaging services and decreased immigration into the U.S. These factors contributed to a 3.6% reduction in BOSS Revolution calling service’s revenue compared to the year ago quarter. Revenue from other Retail Communications offerings, including the sale of traditional ‘hard’ prepaid calling cards in the U.S. and overseas, continued to decline in line with expectations.

Wholesale Carrier Services: Wholesale Carrier Services’ revenue decreased largely as a result of diminished volumes on certain heavily trafficked, low revenue-per-minute routes. Wholesale Carrier Services’ revenue has historically been more volatile than Retail Communications’ revenue, and changes in revenue do not necessarily generate corresponding changes in gross profit.

Payment Services: Payment Services’ revenue increased year-over-year primarily reflecting growth in mobile top-up sales, which comprised nearly 90% of Payment Services’ revenue in 3Q18. Sales generated by the BOSS Revolution money transfer service - primarily from its direct-to-consumer offering (app and web) - and from National Retail Solutions’ (NRS) merchant services and out-of-home advertising offerings also increased.

TPS’ direct cost of revenue expressed as a percentage of revenue decreased to 85.3% from 86.1%. This improvement reflects the decrease in wholesale carrier revenues generated on certain low margin routes, stronger margins on sales of the Boss Revolution international voice service, and the increased margin contributions generated by the rapid growth of NRS and our money transfer businesses.

TPS’ SG&A expense - $41.4 million – increased 3.0% from 3Q17, primarily as a result of increased employee compensation and credit card processing charges. Expressed as a percentage of revenue, TPS’ SG&A expense increased to 11.6% from 11.1% in the year ago quarter.

Following the spin-off of Rafael Holdings on March 26th, IDT initiated a significant restructuring program that, once fully implemented, is expected to reduce the Company’s SG&A by over $2 million per quarter. The reduction in SG&A will be predominantly in the TPS segment. TPS severance expense incurred as a result of the restructuring was $3.6 million in 3Q18 compared to nil in 3Q17.

4

TPS’ income from operations decreased to $3.1 million from $6.0 million in 3Q17 primarily as a result of the severance charge. Adjusted EBITDA increased to $10.9 million from $10.1 million in 3Q17 as the impact of the decrease in the direct cost of revenue more than offset the increase in SG&A expense and the decrease in revenue.

net2phone - Unified Communications as a Service (UCaaS)

The net2phone-UCaaS segment is comprised of offerings from IDT’s net2phone division, including its cloud communications and SIP trunking offerings for businesses, and its cable telephony service.

net2phone-UCaaS’ 3Q18 revenue increased to $9.1 million from $7.4 million in 3Q17, driven by the rapid growth in its cloud-based communications offerings in the US and South America.

net2phone-UCaaS’ 3Q18 loss from operations was $769 thousand compared to a loss from operations of $456 thousand in 3Q17, reflecting increased sales commissions and personnel costs. IDT continues to invest in net2phone’s long-term growth by developing the proprietary technologies that power net2phone’s unified cloud communications offerings and by front-loading commissions and other sales expenses incurred in customer acquisition.

All Other

For 3Q18, All Other included only the Company’s real estate holdings and other investments that were included in the March 26, 2018 spin-off of Rafael Holdings to IDT stockholders. A small business that was previously included in All Other has been reclassified to the TPS segment, and certain other cost centers have been reclassified to Corporate overhead. Comparative results have been reclassified and restated as if this business and costs were included in TPS or Corporate in all periods presented.

All Other’s financial results for 3Q18 were consistent with expectations.

Corporate

Corporate loss from operations in 3Q18 was $2.9 million, including other operating expense of $0.3 million in legal costs compared to $11.9 million in 3Q17, including other operating expense of $10.1 million resulting from a legal settlement and associated legal costs.

DIVIDEND

IDT’s Board of Directors has declared a quarterly dividend of $0.09 per share of IDT’s Class A and Class B common stock for 3Q18 to be paid on or about June 29, 2018 to stockholders of record as of the close of business on June 19th. This distribution will be treated as a return of capital for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “For Investors” section of the IDT Corporation website (http://idt.net/ir) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call today beginning today at 5:30 PM Eastern with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the IDT Corporation call.

A recording of the conference call will be accessible approximately two hours after the call through June 12, 2018, by dialing 1-844-512-2921 (toll-free from the US) or 1-412-317-6671 (international) and providing call number: 10120736. A recording will also be available via streaming audio at the IDT investor relations website (www.idt.net/ir).

5

ABOUT IDT

IDT Corporation (NYSE: IDT) provides communications and payment services to individuals and businesses primarily through its flagship Boss Revolution® and net2phone® brands. IDT’s wholesale carrier services business is a leading global carrier of international long-distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

6

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	April 30, 2018	July 31, 2017
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$50,153	$90,344
Marketable securities	10,570	58,272
Trade accounts receivable, net of allowance for doubtful accounts of $2,748 at April 30, 2018 and $2,657 at July 31, 2017	63,249	64,979
Prepaid expenses	16,273	14,506
Other current assets	26,608	18,749
Assets held for sale	147,429	124,267
Total current assets	314,282	371,117
Property, plant and equipment, net	37,074	88,994
Goodwill	11,387	11,326
Investments	6,635	26,894
Deferred income tax assets, net	7,318	11,841
Other assets	5,433	3,657
Assets held for sale	5,765	5,134
Total assets	$387,894	$518,963
Liabilities and equity
Current liabilities:
Trade accounts payable	$23,538	$40,989
Accrued expenses	125,075	125,359
Deferred revenue	68,359	76,451
Other current liabilities	4,235	4,659
Liabilities held for sale	138,324	115,318
Total current liabilities	359,531	362,776
Other liabilities	876	1,080
Liabilities held for sale	570	550
Total liabilities	360,977	364,406
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at April 30, 2018 and July 31, 2017	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,582 and 25,561 shares issued and 23,280 and 23,264 shares outstanding at April 30, 2018 and July 31, 2017, respectively	256	256
Additional paid-in capital	293,308	394,462
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,302 and 2,297 shares of Class B common stock at April 30, 2018 and July 31, 2017, respectively	(83,365)	(83,304)
Accumulated other comprehensive loss	(4,597)	(2,343)
Accumulated deficit	(179,081)	(163,370)
Total IDT Corporation stockholders’ equity	26,554	145,734
Noncontrolling interests	363	8,823
Total equity	26,917	154,557

Total liabilities and equity	$387,894	$518,963

7

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2018	2017	2018	2017
	(in thousands, except per share data)

Revenues	$365,410	$370,035	$1,154,848	$1,106,742
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	307,165	314,704	980,903	938,646
Selling, general and administrative (i)	50,136	46,196	152,565	138,958
Depreciation and amortization	5,799	5,474	17,207	16,075
Severance	3,658	—	4,293	—

Total costs and expenses	366,758	366,374	1,154,968	1,093,679
Other operating expenses	(345)	(10,163)	(1,970)	(11,251)

(Loss) income from operations	(1,693)	(6,502)	(2,090)	1,812
Interest income, net	204	295	853	905
Other (expense) income, net	(712)	(407)	(1,168)	1,565

(Loss) income before income taxes	(2,201)	(6,614)	(2,405)	4,282
(Provision for) benefit from income taxes	(1,029)	2,162	(931)	14,817

Net (loss) income	(3,230)	(4,452)	(3,336)	19,099
Net income attributable to noncontrolling interests	(228)	(323)	(698)	(1,081)

Net (loss) income attributable to IDT Corporation	$(3,458)	$(4,775)	$(4,034)	$18,018

(Loss) earnings per share attributable to IDT Corporation common stockholders:
Basic	$(0.14)	$(0.21)	$(0.16)	$0.79
Diluted	$(0.14)	$(0.21)	$(0.16)	$0.78
Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	24,675	23,054	24,649	22,845
Diluted	24,675	23,054	24,649	22,989

Dividends declared per common share	$0.09	$0.19	$0.47	$0.57

(i) Stock-based compensation included in selling, general and administrative expenses	$1,033	$666	$2,842	$2,793

8

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended April 30,
	2018	2017
	(in thousands)
Operating activities
Net (loss) income	$(3,336)	$19,099
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	17,207	16,075
Deferred income taxes	4,524	(14,979)
Provision for doubtful accounts receivable	1,120	433
Realized loss (gain) on marketable securities	16	(331)
Interest in the equity of investments	(11)	(402)
Stock-based compensation	2,842	2,793
Change in assets and liabilities:
Restricted cash and cash equivalents	(16,562)	3,532
Trade accounts receivable	2,943	(18,883)
Prepaid expenses, other current assets and other assets	(13,436)	(6,065)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(21,075)	8,488
Customer deposits	18,468	(2,403)
Deferred revenue	(8,138)	(6,843)
Net cash (used in) provided by operating activities	(15,438)	514
Investing activities
Capital expenditures	(15,969)	(17,050)
Proceeds from sale of interest in Straight Path IP Group Holding, Inc.	6,000	—
Purchase of IP Interest from Straight Path Communications Inc.	(6,000)	—
Payment for acquisition, net of cash acquired	—	(1,827)
Cash used for investments	—	(8,527)
Purchases of marketable securities	(22,208)	(38,720)
Proceeds from maturities and sales of marketable securities	36,655	30,836
Net cash used in investing activities	(1,522)	(35,288)
Financing activities
Dividends paid	(11,677)	(13,155)
Cash of Rafael deconsolidated as a result of spin-off	(9,287)	—
Distributions to noncontrolling interests	(1,023)	(1,139)
Proceeds from borrowings under revolving credit facility	22,125	—
Repayments of borrowings under revolving credit facility	(22,125)	—
Sale of Class B common stock.	—	10,000
Proceeds from sale of interest and rights in Rafael Pharmaceuticals, Inc.	—	1,000
Proceeds from sale of member interests in CS Pharma Holdings, LLC.	—	1,250
Proceeds from exercise of stock options	—	835
Repurchases of Class B common stock	(61)	(1,838)
Net cash used in financing activities	(22,048)	(3,047)
Effect of exchange rate changes on cash and cash equivalents	(66)	(264)
Net decrease in cash and cash equivalents	(39,074)	(38,085)
Cash and cash equivalents at beginning of period, including $5,716 held for sale at July 31, 2017	96,060	109,537
Cash and cash equivalents at end of period, including $6,833 held for sale at April 30, 2018	$56,986	$71,452

Supplemental schedule of non-cash investing and financing activities
Net assets excluding cash and cash equivalents of Rafael deconsolidated as a result of spin-off	$(105,632)	$—

Reclassification of liability for member interests in CS Pharma Holdings, LLC	$—	$8,750

9

Reconciliation of Non-GAAP Financial Measures for the Third Quarter Fiscal 2018 and 2017

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 3Q18, 2Q18 and 3Q17, Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with (loss) income from operations, and add depreciation and amortization, severance expense and other operating expense.

IDT’s measure of non-GAAP net income starts with net (loss) income in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, and subtracts the income tax benefit from The Tax Cuts and Jobs Act.

IDT’s measure of non-GAAP earnings per share is calculated by dividing non-GAAP net income by the basic or diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2018 and fiscal 2017 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share measures provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures (loss) income from operations and net (loss) income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating expense is a component of (loss) income from operations. In fiscal 2018, other operating expense included legal fees related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, and fees related to other legal matters. In fiscal 2017, other operating expense included an expense for the settlement and mutual release, and the associated legal fees, related to potential liabilities and claims under agreements related to the Straight Path spin-off. Other operating expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share. From time-to-time, IDT may incur costs related to non-routine legal and regulatory matters. However, such legal and regulatory matters do not occur each quarter. IDT does not believe the gains or losses from non-routine legal and regulatory matters are components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

10

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP earnings per share because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 2Q18, IDT recorded an income tax benefit of $3.3 million for its anticipated AMT credit refund due to The Tax Cuts and Jobs Act enacted in December 2017. This income tax benefit is excluded from IDT’s calculation of non-GAAP net income and non-GAAP earnings per share because the benefit was not directly related to the current results of IDT’s core operations.

Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share should be considered in addition to, not as a substitute for, or superior to, (loss) income from operations, cash flow from operating activities, net (loss) income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share may not be comparable to similarly titled measures reported by other companies.

Beginning in the 3Q18, All Other includes only IDT’s real estate holdings and other investments that were included in the Rafael Holdings spin-off. Other smaller businesses that were previously included in All Other have been reclassified to Telecom & Payment Services, and certain other cost centers have been reclassified to Corporate. Comparative results have been reclassified and restated as if these businesses and costs were included in Telecom & Payment Services or Corporate in all periods presented.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, (loss) income from operations for IDT’s reportable segments and net (loss) income for IDT on a consolidated basis, (b) for non-GAAP net income, net (loss) income and, (c) for non-GAAP earnings per share, basic and diluted earnings per share.

11

IDT Corporation

Reconciliation of Adjusted EBITDA to Net (Loss) Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone -UCaaS	All Other	Corporate
Three Months Ended April 30, 2018 (3Q18)
Adjusted EBITDA	$8.1	$10.9	$0.5	$(0.8)	$(2.5)
Subtract:
Depreciation and amortization	5.8	4.2	1.2	0.4	-
Severance expense	3.7	3.6	-	-	0.1
Other operating expense	0.3	-	-	-	0.3
(Loss) income from operations	(1.7)	$3.1	$(0.8)	$(1.1)	$(2.9)
Interest income, net	0.2
Other expense, net	(0.7)
Loss before income taxes	(2.2)
Provision for income taxes	(1.0)
Net loss	(3.2)
Net income attributable to noncontrolling interests	(0.2)
Net loss attributable to IDT Corporation	$(3.5)

	Total IDT Corporation	Telecom & Payment Services	net2phone -UCaaS	All Other	Corporate
Three Months Ended January 31, 2018 (2Q18)
Adjusted EBITDA	$6.3	$8.8	$0.4	$(0.5)	$(2.4)
Subtract:
Depreciation and amortization	5.7	4.1	1.2	0.4	-
Severance expense	0.2	0.2	-	-	-
Other operating expense	0.8	-	-	-	0.8
(Loss) income from operations	(0.5)	$4.5	$(0.8)	$(0.9)	$(3.2)
Interest income, net	0.3
Other income, net	0.4
Income before income taxes	0.2
Benefit from income taxes	1.5
Net income	1.7
Net income attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$1.5

12

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Loss

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone -UCaaS	All Other	Corporate
Three Months Ended April 30, 2017 (3Q17)
Adjusted EBITDA	$9.1	$10.1	$0.6	$0.3	$(1.8)
Subtract:
Depreciation and amortization	5.5	4.0	1.1	0.4	-
Other operating expense	10.2	0.1	-	-	10.1
(Loss) income from operations	(6.5)	$6.0	$(0.5)	$(0.1)	$(11.9)
Interest income, net	0.3
Other expense, net	(0.4)
Loss before income taxes	(6.6)
Benefit from income taxes	2.2
Net loss	(4.5)
Net income attributable to noncontrolling interests	(0.3)
Net loss attributable to IDT Corporation	$(4.8)

13

IDT Corporation

Reconciliations of Net (Loss) Income to Non-GAAP Net Income and (Loss) Earnings per share to Non-GAAP Earnings per share

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	3Q18	2Q18	3Q17

Net (loss) income	$(3.2)	$1.7	$(4.5)
Adjustments (add) subtract:
Stock-based compensation	(1.0)	(1.0)	(0.7)
Severance expense	(3.7)	(0.2)	-
Other operating expense	(0.3)	(0.8)	(10.2)
Income tax benefit	-	3.3	-
Total adjustments	(5.0)	1.3	(10.9)
Income tax effect of total adjustments	-	0.4	3.6
	5.0	(1.7)	7.3
Non-GAAP net income	$1.8	$0.0	$2.8

(Loss) earnings per share:
Basic	$(0.14)	$0.06	$(0.21)
Total adjustments	0.21	(0.06)	0.33
Non-GAAP - basic	$0.07	$0.00	$0.12

Weighted-average number of shares used in calculation of basic (loss) earnings per share	24.7	24.6	23.1

Diluted	$(0.14)	$0.06	$(0.21)
Total adjustments	0.21	(0.06)	0.33
Non-GAAP - diluted	$0.07	$0.00	$0.12

Weighted-average number of shares used in calculation of diluted (loss) earnings per share	24.7	24.7	23.1

14